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                                  EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement of ADAC Laboratories on Form S-3 in respect to the Common Stock issued in connection with the acquisition of Geometrics Corporation and Photon Diagnostic Technologies, Inc., of our report dated November 4, 1996 on our audits of the consolidated financial statements and financial statement schedules of ADAC Laboratories as of September 29, 1996 and October 1, 1995, and for each of the three fiscal years in the period ended September 29, 1996 which report is included in the Company's Annual Report on Form 10-K for the fiscal year ended September 29, 1996. We also consent to the reference to our firm under the caption "Experts."



                          /s/ Coopers & Lybrand L.L.P.


San Jose, California
February 26, 1997